Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR THE QUARTER AND NINE MONTHS

ENDED SEPTEMBER 30, 2005

Oak Brook, Illinois  — October 24, 2005  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and nine months ended September 30, 2005.

Revenues for the quarter ended September 30, 2005 were $119.7 million compared to $66.5 million for the same period in 2004.  The 2004 revenues reflect the reduced level of utilization experienced by the Company, due to the Army Corps of Engineers’ funding constraints, which led to a slow down in the domestic dredging bid activity through the first half of 2004 and postponement of certain work in the Company’s backlog at that time.  It appears that the funding issues at the Corps are being moderated, as bidding activity has accelerated through the third quarter of 2005.  Therefore, utilization improved significantly in the third quarter of 2005, as the Company performed on a couple of projects from its backlog which had been previously postponed, as well as numerous projects that were subsequently added to backlog.  The Company’s gross profit margin for the quarter ended September 30, 2005 improved to 13.8%, compared to 6.5% for the same quarter of 2004, as a result of the higher utilization relative to the level of fixed costs.

The Company’s general and administrative expenses totaled $7.5 million for the quarter ended September 30, 2005, compared to $5.8 million for the same quarter of 2004, primarily as a result of increased incentive compensation, which had been reduced in the 2004 period as the Company’s 2004 performance expectations declined.  In the third quarter of 2005, the Company performed its annual test for impairment of goodwill.  Due to revised future performance expectations for the demolition business, the Company wrote down the value of goodwill and certain intangible assets related to this reporting unit by $5.7 million, reflecting its best estimate of impairment at this time.

EBITDA for the quarter ended September 30, 2005 reflects the impact of the increased general and administrative expenses as well as the intangible asset impairment write-down; however, EBITDA still increased to $9.8 million compared to $2.7 million for the same period in 2004, due to the significant improvement in utilization.

Net interest expense for the quarter ended September 30, 2005 increased to $6.4 million, compared to $3.4 million for the same period of 2004, due in part to a $2.3 million difference in the mark-to-market valuation of the Company’s fixed-to-floating interest rate swap, coupled with approximately $0.7 million of additional cash interest resulting from higher interest rates on the Company’s variable rate debt.

Revenues and EBITDA for the nine-month period ended September 30, 2005 were $313.0 million and $25.2 million, respectively, which compare to $242.5 million and $23.1 million for the same 2004 periods.  The 2005 year-to-date revenues and EBITDA reflect the improvement in utilization and margins; however, the improvement in EBITDA is offset by a $2.9 million increase in year-to-date general and administrative expenses, as well as the $5.7 million non-cash intangible asset write-down realized in the third quarter.

The Company incurred a net loss of $3.7 million and $8.9 million for the quarter and nine months ended September 30, 2005, respectively.   This compares to a net loss of $4.6 million and $8.3 million, respectively, for the same 2004 periods.

At September 30, 2005, the Company had total debt of $252.8 million (of which $2.0 million was current), total cash and equivalents of $3.5 million, and outstanding performance letters of credit totaling $14.9 million.  At September 30, 2005, the Company had no outstanding borrowings under its revolver, so its revolver borrowing availability was $20.0 million.  Effective November 1, 2005, the Company’s revolver borrowing availability will revert back to $15.0 million, in accordance with the terms of the June 13, 2005 amendment to the Company’s credit agreements with its senior lenders.   Company management believes that the $15.0 million borrowing availability should be sufficient for foreseeable operating cash needs.   At September 30, 2005, the Company was in compliance with all of the financial covenants in its senior credit agreements and surety agreement.

Dredging backlog at September 30, 2005 totaled $266.1 million, which compares to $294.9 million at June 30, 2005 and $279.0 million at September 30, 2004.  Domestic bidding activity for the third quarter of 2005 continued at a solid pace, with contract awards totaling $181.4 million, bringing the year-to-date market to $550.4 million, which is on pace with historical averages.  However, competitors continued to bid certain projects very aggressively during the quarter, so the Company’s share of work awarded in this quarter totaled only 24.0%, as it continued to bid opportunities with more reasonable margins.  Demolition services backlog improved to $19.0 million at September 30, 2005, compared to $16.6 million at June 30, 2005 and $11.0 million at September 30, 2004.

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. The Company presents EBITDA as an additional measure by which to evaluate the Company’s operating trends.  The Company believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of its primary stakeholders (i.e. its bondholders, banks and investors) use EBITDA to evaluate the Company’s period to period performance.   Additionally, management believes that EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, EBITDA is the measure the Company uses to assess performance for purposes of determining compensation under its incentive plan.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity, due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only supplementally.  EBITDA is reconciled to net income (loss) in the table of financial results.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 115-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and nine months ended September 30, 2005 and 2004 were:

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenues	$119.7	$66.5	$313.0	$242.5

Gross profit	$16.6	$4.4	$35.0	$26.6

General and administrative	(7.5)	(5.8)	(21.2)	(18.3)
Amortization of intangible assets	(0.2)	(0.7)	(0.6)	(3.6)
Impairment of intangible assets	(5.7)	—	(5.7)	—
Subpoena-related expenses	(0.5)	(0.7)	(2.3)	(1.6)
Litigation (demolition)	—	(1.3)	—	(1.3)

Operating income (loss)	$2.7	$(4.1)	$5.2	$1.8

Net loss	$(3.7)	$(4.6)	$(8.9)	$(8.3)

Adjusted for:
Interest expense, net	6.4	3.4	17.3	15.0
Income tax expense (benefit)	0.9	(2.1)	(1.7)	(3.2)
Depreciation and amortization	6.2	6.0	18.5	19.6

EBITDA	$9.8	$2.7	$25.2	$23.1

Net cash flows from operating activities	$11.3	$13.3	$8.6	$20.6

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Tuesday, October 25, 2005 at 10:00 a.m., C.S.T.  The call in number is 877-236-1078 and the conference identification code is Great Lakes.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 4455931.